Exhibit 10 (e)

EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of April 1, 2020 is between Computer Task Group, Incorporated, a New York corporation with its executive offices at 800 Delaware Avenue, Buffalo, New York 14209 (the "Corporation"), and John M. Laubacker, an individual residing at 381 Evans Street, North Tonawanda, NY 14120 (the "Executive").

RECITALS:

WHEREAS, the Executive is employed as Executive Vice President and Chief Financial Officer of the Corporation; and

WHEREAS, the Corporation and the Executive desire to set forth the terms upon which the Executive will continue to be employed by the Corporation.

NOW, THEREFORE, in consideration of the promises and of the covenants contained in this Agreement, the Corporation and the Executive agree as follows:

1. DEFINITIONS. The following definitions apply for purposes of this Agreement.

(a) "Board of Directors" or "Board" means the Board of Directors of the Corporation.

(b) "Cause" means any of following conditions exist:

(i) The Executive's continued failure to substantially perform his material duties under this Agreement (other than as a result of his Disability) if such failure is not substantially cured, if capable of being cured, within 15 days after written notice is provided to the Executive.

(ii) The Executive's willful breach in a substantive and material manner of his fiduciary duty or duty of loyalty to the Corporation which is injurious to the financial condition in more than a de minimus manner or the business reputation of the Corporation.

(iii) The Executive's indictment for a felony offense under the laws of the United States or any state thereof (other than for a violation of motor or vehicular laws).

(iv) Material breach by the Executive of any restrictive covenant contained in Sections 10 and 11 of this Agreement.

(c) “Change in Control Agreement” means a certain change in control agreement between the Corporation and the Executive which is effective as of May

Exhibit 10 (e)

1, 2019, as such agreement may be amended, restated or replaced from time to time.

(d) "Code" means the Internal Revenue Code of 1986, as amended.

(e) "Corporation" means Computer Task Group, Incorporated, or any successor organization.

(f) "Disability" means the Executive’s inability, due to physical or mental incapacity, to substantially perform his regular duties as Chief Financial Officer of the Corporation, as the case may be, for a period of 6 consecutive months.

(g) "Effective Date" means April 1, 2020.

(i) "Good Reason" means the occurrence of one or more of the following events, provided that the Executive shall give the Corporation a written notice, within 90 days following the initial occurrence of the event, describing the event that the Executive claims to be Good Reason and stating the Executive’s intention to terminate employment unless the Corporation takes appropriate corrective action:

(i)  A material diminution in the Executive's responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority as Chief Financial Officer of the Corporation; provided, however, that so long as the Executive remains the Chief Financial Officer of the Corporation reporting directly to the Chief Executive Officer, no reduction in the size of the Corporation’s assets, personnel or operations or in the size of the budget over which the Executive retains authority and no transaction in which the Corporation may cease to be a public reporting company shall be deemed to be a material decrease in the level of responsibility of the Executive.

(ii)  A material reduction by the Corporation in the Executive's annual base salary as in effect from time to time.

(iii)  A material breach by the Corporation of any provision of this Agreement or of any other agreement requiring the payment of compensation to the Executive.

(iv) Removal from, or failure to re-elect, the Executive to the position of Chief Financial Officer.

Notwithstanding clauses (i) and (iv) above, in the event the Corporation temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual, on account of the Executive's inability to perform such duties

Exhibit 10 (e)

due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, but continues the payment of the Executive’s annual base salary then in effect, then the Executive's employment shall not be deemed terminated by the Corporation and the Executive shall not be able to resign with Good Reason as a result thereof.  If the Executive delivers written notice stating his claim for Good Reason on the basis of any of clauses (i) through (iv) above, the Corporation shall have 30 days following the date of receipt of such written notice in which to take appropriate corrective action.  If the Corporation does not correct the Good Reason condition stated in such written notice, the Executive’s Good Reason termination of employment will be deemed to have occurred on the day following the 30-day period.

(j)  “Indemnification Agreement” means a certain indemnification agreement between the Corporation and the Executive which is dated as of February 16, 2017, as such agreement may be amended, restated or replaced from time to time.

(k)  “Regulation” means Treasury Regulations promulgated under Code Section 409A as amended.

(l)  “Specified Employee” has the meaning provided in Regulation §1.409A-1(i).  The default rules for said definition shall apply unless the Corporation has adopted other rules in a duly adopted instrument applicable with respect to all nonqualified deferred compensation plans of the Corporation.

(m)  “Termination of Employment” has the meaning provided in Regulation §1.409A-1(h)(1)(ii).  A Termination of Employment is intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A.  If the Executive provides services as an independent contractor, the Executive will not be considered to have a Termination of Employment until the Executive has ceased providing services both as an employee and as an independent contractor.  The preceding sentence shall not apply with respect to a nonqualified deferred compensation plan in which the Executive participates as an employee to the extent that the Executive’s sole activity as an independent contractor with respect to the Corporation is to serve on the Corporation’s Board of Directors.

2. EMPLOYMENT; DUTIES. Subject to the terms and conditions set forth in this Agreement, the Corporation shall employ the Executive as Executive Vice President and Chief Financial Officer of the Corporation. Subject to the yearly election by the Board of Directors in the exercise of its judgment, it is contemplated that the Executive will continue to be elected to the positions of Executive Vice President and Chief Financial Officer.  The Board may appoint other individuals in financial accounting executive officer positions from time to time. As Chief Financial Officer, the Executive will have all of the duties, responsibilities and authority commensurate with the position in companies of similar size and type and such other duties, not inconsistent with his position, as assigned to him by the

Exhibit 10 (e)

Board from time to time, subject also at all times to the control of the Board. The Executive shall report directly to the Chief Executive Officer. The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability and to use all reasonable efforts to promote the interests of the Corporation. The Executive may not engage in other gainful employment except with the prior consent of the Board of Directors of the Corporation. With the prior consent of the Board of Directors of the Corporation, the Executive may become a director, trustee or other fiduciary of other corporations, trusts or entities. Notwithstanding the foregoing, the Executive may manage his passive investments, including by acting as trustee for any trust formed for the benefit of himself, his spouse, their respective parents and his lineal descendants, and be involved in charitable, civic and religious interests so long as they do not materially interfere with the performance of the Executive's duties hereunder.

3. COMPENSATION.

(a) During the term of the Executive's employment under this Agreement, the Executive will receive a base salary at the rate of Three Hundred Eighty Thousand ($380,000.00) Dollars per year, payable in accordance with the Corporation’s standard payroll policies for senior executive officers of the Corporation. On an annual basis, the Compensation Committee of the Board of Directors will, in good faith, review the base salary of the Executive to consider appropriate increases (but not decreases) in the base salary. If the Executive dies during the period of time of his service under this Agreement, service for any part of the month of his death will be considered service for the entire month.

(b) During the term of the Executive's employment under this Agreement, the Executive will be eligible to receive an annual cash incentive from the Corporation as determined annually by the Board of Directors. The annual cash incentive plan for 2020 is attached hereto as Exhibit 3(b).

(c) The Corporation shall grant Executive equity awards under the Corporation’s 2010 Equity Award Plan, as amended, and 1991 Restricted Stock Plan, as amended, in the amounts and on the terms and conditions set forth in Exhibit 3(b). The Executive shall be eligible for future grants annually as determined by the Compensation Committee of the Board of Directors. Such future grants may be pursuant to the Corporation’s 1991 Restricted Stock Plan, as amended, or 2010 Equity Award Plan, as amended, or plans succeeding thereto.

(d) The Corporation will deduct or withhold from all salary and incentive payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

Exhibit 10 (e)

4. OTHER BENEFITS AND TERMS. During the term of the Executive's employment under this Agreement, the Executive will be entitled to the following additional benefits:

(a) The Executive will be entitled to participate in, the Corporation's health and medical benefit plans, any pension, profit sharing and retirement plans, and any insurance policies or programs from time to time generally offered to all or substantially all executive employees who are employed by the Corporation. These plans, policies and programs are subject to change at the sole discretion of the Corporation.

(b) The Executive will also receive the following:

(i) Life insurance benefits will be provided at an amount not less than three times base salary (subject to a physical examination, as applicable);

(ii) Disability insurance through the short- and long-term disability insurance policies or programs from time to time generally offered to all or substantially all executive employees who are employed by the Corporation;

(iii) Travel insurance with aggregate coverage inclusive of the insurance provided under the Corporation's American Express card program, in an amount equal to four times base compensation;

(iv) Reimbursement of up to $2,000.00 per year for personal tax advice; and

(v) Participation in the Corporation's Deferred Compensation Plan subject to the contribution rates, if any, as determined by the Compensation Committee.

(c) Upon the Executive’s Termination of Employment, except as specifically set forth in this Agreement, the Executive shall be entitled to continuation of the benefits set forth in this Section 4 only to the extent specifically set forth in such plans, policies and programs and all benefits shall be distributed as provided in such plans, policies and programs.

5. VACATIONS. The Executive will be entitled to five weeks of paid vacation and nine paid holidays each year. Unused vacation in any year may not be carried over to subsequent years.

6. REIMBURSEMENT FOR EXPENSES. The Corporation will reimburse the Executive in accordance with its expense reimbursement policy for expenses that

Exhibit 10 (e)

the Executive may from time to time reasonably incur on behalf of the Corporation in the performance of his responsibilities and duties.

7. PERIOD OF EMPLOYMENT.  Subject to the provisions of this Section, the period of employment of the Executive under this Agreement will continue until terminated by either party on not less than 60 days’ prior written notice to the other party.

Notwithstanding the foregoing:

(a) The Executive's employment will terminate: (i) on the date the Corporation delivers notice that it is terminating the Executive’s employment, whether such termination is for Cause or not for Cause, (ii) on the 30th day following the date on which the Corporation receives the written notice described in Section 1(i) if the Executive has Good Reason and the Corporation has failed to take appropriate corrective action by such date, (iii) on the date of the Executive’s death, (iv) on the date on which the Executive has incurred a Disability, as agreed by the Executive and the Corporation or, if they are unable to agree, on the date a physician’s written determination that the Executive has incurred a Disability is delivered to the Corporation and the Executive in accordance with Section 9(e), (v) on the 30th day following the date on which the Executive has delivered notice that he is resigning for any reason other than for Good Reason or (vi) such other date as is mutually agreed upon by the Executive and the Corporation.

(b) In the event the Executive's employment is terminated for any reason, the Executive shall resign on the date of notice of such termination of employment from any and all positions he may have as a director of the Corporation and its subsidiary corporations. The Executive understands and agrees that the Corporation shall be entitled to have such equitable relief, including the right to specific performance, to enforce the provisions of this Section.

Any notice of termination of employment given by a party must specify the particular termination provision of this Agreement relied upon by the party and must set forth in reasonable detail the facts and circumstances that provide a basis for the termination.

8. INDEMNIFICATION. The Executive will be entitled to indemnification by the Corporation on the terms and subject to the conditions set forth in the Indemnification Agreement.

9. BENEFITS UPON TERMINATION. The Corporation will provide the following benefits upon the termination of the Executive's employment with the Corporation.

(a) UPON TERMINATION BY THE CORPORATION OTHER THAN FOR CAUSE OR UPON TERMINATION BY THE EXECUTIVE FOR GOOD REASON.  Upon the Executive's termination of his employment for Good Reason or the

Exhibit 10 (e)

Corporation's termination of the Executive's employment for any reason other than Cause, the Corporation will provide, in exchange for the Executive signing a Release of Claims in the form attached as Exhibit 9(a) (“Release of Claims”), the following:

(i) SALARY AND MEDICAL BENEFITS.

(A)  Current Salary and Medical Benefits.   The Executive will receive his full salary and fringe benefits through the date of Termination of Employment together with any unpaid incentive for a prior period that is then due and owing to the Executive.

(B)  Post-Termination Payments.  The Executive shall receive an amount equal to the annual base salary then in effect pursuant to Section 3(a) plus the average of the "annual cash incentive" paid to or earned by the Executive by the Corporation in the rolling 3-year period ending on the date immediately prior to the date of the Executive’s Termination of Employment or, if the Executive has been employed by the Corporation for a shorter period, the average of the “annual cash incentive” paid to or earned by the Executive by the Corporation in such shorter one or two year period ending on the date of the Executive’s Termination of Employment.  For purposes of this Section 9, the term "annual cash incentive" shall mean only the cash incentive compensation actually paid to the Executive during such period and the cash incentive compensation actually earned but not yet received by the Executive pursuant to Section 3(b) of this Agreement for any performance period completed before the date immediately prior to the date of the Executive's Termination of Employment.  “Annual cash incentive” shall not include any other form of compensation or benefit paid or provided to the Executive or any annual cash incentive with respect to an uncompleted performance period.  Such post-termination payment shall be paid to the Executive in a lump sum as soon as practicable following the date on which the Executive signs and does not revoke the Release of Claims; provided that if the Executive’s Termination of Employment occurs on or after January 1 of any year and the “annual cash incentive” earned for the preceding calendar year has not been calculated, and the portion of the post-termination payment related to base salary has become payable, the portion related to base salary shall be paid at such time and the remaining portion of the post-termination payment related to the “annual cash incentive” shall be paid on the date the Executive would otherwise have received the “annual cash incentive” payment if his employment had not been terminated; provided, further however, that in all events such amount shall be paid before March 15 of the calendar year following the

Exhibit 10 (e)

calendar year in which occurs the Executive’s Termination of Employment.

The parties affirm that it is their intent that such post-termination payments be excluded from the application of Code Section 409A by reason of the “short-term deferral” rule set forth at Regulation §1.409A-1(b)(4).

(C)  Post-Termination Medical Benefits.  During the 12-month period following the date of the Executive’s Termination of Employment, the Corporation will provide the Executive with continued coverage (100% paid by the Corporation) pursuant to COBRA under the Corporation's group health and dental plans at the level of benefits (whether single or family coverage) previously elected by Executive immediately before the Executive's Termination of Employment and to the extent that the Executive elects to continue coverage during such 12-month period. The Executive acknowledges that payment of the COBRA premiums by the Corporation will constitute taxable income to the Executive. Each month for which the Corporation pays COBRA premiums directly reduces the total number of months of the Executive’s COBRA continuation entitlement hereunder. The Corporation shall cease to have any obligation to pay for such benefits after the calendar month in which the Executive becomes employed or provides his services for compensation.

(ii) ACCRUED VACATION. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the fiscal year in which the Executive's termination of employment becomes effective. Payment for accrued but unused vacation will be paid in one lump sum within 30 days following the date of the Executive’s Termination of Employment.

Executive shall forfeit the severance benefits outlined in this Section 9(a) in the event that Executive fails to execute and deliver the Release of Claims to the Corporation within 21 days (or, if required by applicable law, 45 days) from the last day of Executive's active employment or revokes such Release of Claims prior to the "Effective Date" (as such term is defined in the Release of Claims) of the Release of Claims. Payment of the benefits set forth in this Section 9(a) is contingent upon the Executive’s execution of the Release of Claims without revocation within the time period described in the immediately preceding sentence.

(b) UPON TERMINATION BY THE EXECUTIVE ABSENT GOOD REASON OR BY THE CORPORATION FOR CAUSE. Upon the Executive's termination of employment absent Good Reason or by the Corporation for Cause, the Corporation will provide the following:

Exhibit 10 (e)

(i) SALARY. The Executive will receive only his bi-weekly salary and fringe benefits through the date of Termination of Employment together with any unpaid incentive for a prior period that is then due and owing to the Executive.

(ii) ACCRUED VACATION. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the fiscal year in which the Executive's termination of employment becomes effective. Payment for accrued but unused vacation will be paid in one lump sum within 30 days following the date of the Executive’s Termination of Employment.

(c) UPON TERMINATION FOR DEATH OR DISABILITY.

(i) Upon termination of the Executive's employment because of death, in addition to the payments pursuant to Section 9(a)(i)(A), the Corporation will pay an amount equal to the post-termination salary provided for in Section 9(a)(i)(B) above to the Executive’s estate in a lump sum.  A lump sum payment made pursuant to this Section 9(c) shall be made as soon as practicable following the Executive’s Termination of Employment but, in all events, shall be made before March 15 of the calendar year following the calendar year in which the Executive’s death or Disability occurs.

(ii) Upon termination of the Executive's employment because of Disability, in addition to the payments pursuant to Section 9(a)(i)(A), the Corporation will pay an amount equal to the post-termination salary provided for in Section 9(a)(i)(B) to the Executive in a lump sum and will provide the post-termination medical benefits provided for in Section 9(a)(i)(C).  Such post-termination salary amount shall be paid to the Executive in a lump sum as soon as practicable following the date on which the Executive signs and does not revoke the Release of Claims; provided, however, that in all events such amount shall be paid, if then payable, before March 15 of the calendar year following the calendar year in which occurs the Executive’s Termination of Employment.  Executive shall forfeit the benefits outlined in this Section 9(c)(ii) in the event that Executive fails to execute and deliver the Release of Claims to the Corporation within 21 days (or, if required by applicable law, 45 days) from the last day of Executive's active employment or revokes such Release of Claims prior to the "Effective Date" (as such term is defined in the Release of Claims) of the Release of Claims. Payment of the benefits set forth in this Section 9(c)(ii) is contingent upon the Executive’s execution of the Release of Claims without revocation within the time period described in the immediately preceding sentence.

Exhibit 10 (e)

The parties affirm that it is their intent that such amounts payable under this Section 9(c) be excluded from the application of Code Section 409A by reason of the “short-term deferral” rule set forth at Regulation §1.409A-1(b)(4).

(d) UPON TERMINATION FOLLOWING A CHANGE IN CONTROL.  In the event  that a Termination of Employment by the Corporation for any reason other than for Cause, death or Disability, or by the Executive for Good Reason, occurs within 6 months before or 24 months after a “Change in Control” (as defined in the Change in Control Agreement), all amounts payable to the Executive shall be governed by the terms of the aforementioned Change in Control Agreement (if one is then in effect) in lieu of any other payments or benefits under this Agreement, provided however that this Section 9(d) shall not affect the timing of amounts due under this Section 9 prior to a Change in Control.

(e) DETERMINATION OF DISABILITY. Any question as to the existence of a physical or mental condition which would give rise to the Disability of the Executive upon which the Executive and the Corporation cannot agree will be determined by a qualified independent physician selected by the Executive and reasonably acceptable to the Corporation (or, if the Executive is unable to make a selection, the selection of the physician will be made by any adult member of his immediate family). The physician's written determination to the Corporation and to the Executive will be final and conclusive for all purposes of this Agreement.

(f) CONTINUATION OF HEALTHCARE COVERAGE. For purposes of COBRA continuation healthcare coverage, the "qualifying event" will be deemed to have occurred on the effective date of termination of the Executive's employment.

10. CONFIDENTIALITY/ASSIGNMENT OF RIGHTS. During the course of his employment, the Executive will have access to confidential information relating to the lines of business of the Corporation, its trade secrets, marketing techniques, technical and cost data, information concerning customers and suppliers, information relating to product lines, and other valuable and confidential information relating to the business operations of the Corporation not generally available to the public (the "Confidential Information"). The parties hereby acknowledge that any unauthorized disclosure or misuse of the Confidential Information could cause irreparable damage to the Corporation. The parties also agree that covenants by the Executive not to make unauthorized use or disclosures of the Confidential Information are essential to the growth and stability of the business of the Corporation. Accordingly, the Executive agrees to the confidentiality covenants set forth in this Section.

The Executive agrees that, except as required by his duties with the Corporation or as authorized by the Board in writing, he will not use or disclose to

Exhibit 10 (e)

anyone at any time, regardless of whether before or after the Executive ceases to be employed by the Corporation, any of the Confidential Information obtained by him in the course of his employment with the Corporation. The Executive shall not be deemed to have violated this Section 10 by disclosure of Confidential Information that at the time of disclosure (a) is publicly available or becomes publicly available through no act or omission of the Executive, or (b) is disclosed as required by court order or as otherwise required by law, on the condition that notice of the requirement for such disclosure is given to the Corporation prior to make any disclosure.

The Executive agrees that since irreparable damage could result from his breach of the covenants in this Section, in addition to any and all other remedies available to the Corporation, the Corporation will have the remedies of a restraining order, injunction or other equitable relief to enforce the provisions thereof. The Executive consents to jurisdiction in Erie County, New York on the date of the commencement of any action for purposes of any claims under this Section. In addition, the Executive agrees that the issues in any action brought under this Section will be limited to claims under this Section, and all other claims or counterclaims under other provisions of this Agreement will be excluded.

The Executive hereby sells, assigns and transfers to the Corporation all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "rights") which during the term of the Executive's employment are made or conceived by him, alone or with others and which are within or arise out of any general field of the Corporation's business or arise out of any work he performs or information he receives regarding the business of the Corporation while employed by the Corporation. The Executive shall fully disclose to the Corporation as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Corporation and without any further remuneration in any form to him by the Corporation, but at the expense of the Corporation, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Corporation may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

The Executive agrees that the obligations set forth in Sections 10 and 11 of this Agreement shall survive any termination of this Agreement and will remain in full force and effect.

11. NON-COMPETITION; NO DISPARAGEMENT. In consideration of the compensation and other benefits to be paid to the Executive under and in connection with this Agreement, the Executive agrees that, beginning on the Effective Date of this Agreement and continuing until the Covenant Expiration Date (as defined in Subsection (b) below), he will not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant, partner, stockholder or equity owner of any other corporation or any other entity (except

Exhibit 10 (e)

that he may passively own securities constituting less than 1% of any class of securities of a public company), or member of any firm or otherwise,

(i) engage or attempt to engage, in the Restricted Territory (as defined in Subsection (d) below), in any business activity which is directly or indirectly competitive with the business conducted by the Corporation or any Affiliate at the Reference Date (as defined in Subsection (c) below),

(ii) employ or solicit the employment of any person who is employed by the Corporation or any Affiliate at the Reference Date or at any time during the six-month period preceding the Reference Date, except that the Executive will be free to employ or solicit the employment of any such person whose employment with the Corporation or any Affiliate has terminated for any reason (without any interference from the Executive) and who has not been employed by the Corporation or any Affiliate for at least 6 months; provided, further, that this Section 11(ii) will not prohibit the solicitation of personnel as a result of general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of the Corporation or any Affiliate,

(iii) canvass or solicit business in competition with any business conducted by the Corporation or any Affiliate at the Reference Date from any person or entity who during the six-month period preceding the Reference Date was a customer of the Corporation or any Affiliate or from any person or entity which the Executive has reason to believe is or will be in the following six months actively solicited by the Corporation or any Affiliate to become a customer of the Corporation or any Affiliate as a result of marketing efforts, contacts or other facts and circumstances of which the Executive is aware, provided however that this Section 11(iii) will not prohibit general media advertising that may be targeted to a particular geographic area or industry but that is not targeted towards customers or prospective customers of the Corporation or any Affiliate,

(iv) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Corporation or any Affiliate, or

(v) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Corporation or any Affiliate and any supplier who during the six-month period preceding the Reference Date shall have supplied components, materials or services to the Corporation or any Affiliate.

The Executive will not disparage or make false or adverse statements about the Corporation or its Affiliates, and, in such capacity, all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities, regardless of whether before or after the Executive ceases to be employed by the Corporation. The Corporation should

Exhibit 10 (e)

report to Executive any actions or statements that are attributed to Executive that the Corporation believes are disparaging. The Corporation may take actions consistent with breach of this Agreement should it determine that the Executive has disparaged or made false or adverse statements about the Corporation or its Affiliates, and, in such capacity, all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.

The Corporation and its officers and directors will not disparage or make false or adverse statements about the Executive, regardless of whether before or after the Executive ceases to be employed by the Corporation. The Executive should report to the Corporation any actions or statements that are attributed to the Corporation’s officers and directors that the Executive believes are disparaging. The Executive may take actions consistent with breach of this Agreement should it determine that the Corporation’s officers and directors have disparaged or made false or adverse statements about the Executive.

Notwithstanding the foregoing, the restrictions imposed by this Section shall not in any manner be construed to prohibit, directly or indirectly, the Executive from serving as an employee or consultant of the Corporation or any Affiliate and performing his duties and responsibilities in connection therewith. For purposes of this Agreement, the following terms have the meanings given to them below:

a. "AFFILIATE" means any joint venture, partnership or subsidiary now or hereafter directly or indirectly owned or controlled by the Corporation. For purposes of clarification, an entity shall not be deemed to be indirectly or directly owned or controlled by the Corporation solely by reason of the ownership or control of such entity by shareholders of the Corporation.

b. "COVENANT EXPIRATION DATE" means the date which is one (1) year after the Termination Date (as defined in this Section).

c. "REFERENCE DATE" means (A) for purposes of applying the covenants set forth in this Section at any time prior to the Termination Date, the then current date, or (B) for purposes of applying the covenants set forth in this Section at any time on or after the Termination Date, the Termination Date.

d. "RESTRICTED TERRITORY" means anywhere in the world where the Corporation or any Affiliate conducts or plans to conduct the Business or any other business activity, as the case may be, at the Reference Date.

e. "TERMINATION DATE" means the date of termination of the Executive's employment with the Corporation; PROVIDED, HOWEVER, that the Executive's employment will not be deemed to have terminated so long as the Executive continues to be employed or engaged as an employee or consultant of the Corporation or any Affiliate, even if such employment or engagement continues

Exhibit 10 (e)

after the expiration of the term of this Agreement, whether pursuant to this Agreement or otherwise.

12. SUCCESSORS. This Agreement is personal to the Executive and may not be assigned by the Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive's legal representatives or successors in interest. Notwithstanding any other provision of this Agreement, the Executive may designate a successor or successors in interest to receive any amounts due under this Agreement after the Executive's death. If he has not designated a successor in interest, payment of benefits under this Agreement will be made to his heirs, whether by law or by will. A designation of a successor in interest must be made in writing, signed by the Executive, and delivered to the Employer pursuant to Section 16. Except as otherwise provided in this Agreement, if the Executive has not designated a successor in interest, payment of benefits under this Agreement will be made to the Executive's estate. This Section will not supersede any designation of beneficiary or successor in interest made by the Executive or provided for under any other plan, practice, or program of the Employer.

This Agreement will inure to the benefit of and be binding upon the Corporation and its successors and, in the event of a sale of all or substantially all its assets, its assigns.

The Corporation will require any successor (whether direct or indirect, by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of the Corporation or any successor and without regard to the form of transaction used to acquire the operations or assets of the Corporation, to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. As used in this Agreement, "Corporation" means the Corporation and any successor to its operations or all or substantially all its assets as set forth in this Section that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.

13. FAILURE, DELAY OR WAIVER. No course of action or failure to act by the Corporation or the Executive will constitute a waiver by the party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing.

14. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.

Exhibit 10 (e)

15. NOTICE. All written communications to parties required hereunder must be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (such mailed notice to be effective 4 days after the date it is mailed) or (c) sent by electronic or facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for the party (or to any other address as the party designates in a writing complying with this Section, delivered to the other party):

If to the Corporation:

Computer Task Group, Incorporated

800 Delaware Avenue

Buffalo, New York 14209

Attention: General Counsel

Telephone: 716-882-8000

Telecopier: 716-887-7370

E-mail: peter.radetich@ctg.com

If to the Executive, to the last address maintained by the Corporation for payroll purposes.

16. MISCELLANEOUS. This Agreement may not be amended, modified or terminated orally or by any course of conduct pursued by the Corporation or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by the Corporation and the Executive and is binding upon and inures to the benefit of the Corporation and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of his rights or obligations pursuant to this Agreement. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the Corporation and the Executive with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter.

17. TERMINATION OF THIS AGREEMENT. This Agreement will terminate when the Corporation has made the last payment provided for hereunder; provided, however, that the obligations set forth under Sections 8, 9, 10 and 11 of this Agreement will survive any termination and will remain in full force and effect.

18. MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed

Exhibit 10 (e)

by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original page by overnight mail.

19. GOVERNING LAW. This Agreement, and all disputes and controversies arising herefrom or related hereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws.

20. REPRESENTATION BY EXECUTIVE. The Executive represents to the Corporation that he is not subject to any agreement between him and any other person, firm or organization that may prevent or restrict in any way his ability to provide services to the Corporation pursuant to this Agreement or that would otherwise be violated by the performance of his obligations under this Agreement.  The Executive understands and agrees that a breach of this representation shall be considered to be a material breach of this Agreement and shall be grounds for immediate termination of employment and shall be treated in the same manner as termination for Cause.

21. RULE GOVERNING PAYMENT DATES.  In any case where this Agreement requires the payment of an amount during a period of two or more days that overlaps two calendar years, the payee shall have no right to determine the calendar year in which payment actually occurs.

22. PARACHUTE PAYMENTS.  If the total payments and benefits to be paid to or for the benefit of the Executive under this Agreement (the "Payment") would cause any portion of those payments and benefits to be "parachute payments" as defined in Code Section 280G(b)(2), or any successor provision, the total payments and benefits to be paid to or for the benefit of the Executive under this Agreement shall be reduced, if applicable, by the Corporation to the Adjusted Amount. The "Adjusted Amount" shall be the Payment reduced to the largest portion of the Payment that would otherwise result in no portion of the Payment being subject to the excise tax imposed by Code Section 4999 (the "Excise Tax"). If a reduction in payments or benefits is necessary so that the Payment equals the Adjusted Amount, reduction shall occur in the following order: first by reducing or eliminating the portion of the Payment that is payable in cash, second by reducing or eliminating the portion of the Payment that is not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A - 24(c) (or any successor provision thereto) applies (“Q/A-24(c) Payments”)), and third by reducing or eliminating Q/A-24(c) Payments. In the event that any Q/A-24(c) Payment or acceleration is to be reduced, such Q/A-24(c) Payment shall be reduced or cancelled in the reverse order of the date of grant of the awards. For purposes of making the calculations and determinations under this Section, the Corporation may make reasonable assumptions and approximations concerning the application of Code Sections 280G and 4999. The Executive shall furnish to the Corporation such information and documents as the Corporation may

Exhibit 10 (e)

reasonably request to make the calculations and determinations under this Section.

23. SECTION 409A.  To the extent that the Corporation determines that any compensation or benefit payable under this Agreement constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, and any Treasury Regulations and other interpretive guidance issued thereunder (collectively referred to in this Section as “Section 409A”), the Agreement is intended, with respect to such compensation or benefit, to comply with the applicable requirements of Section 409A or satisfy an applicable exception thereto, and this Agreement shall be construed and administered in accordance with such intent, provided that the Corporation shall not be required to assume any increased economic burden in connection therewith.  Although the Corporation intends to administer this Agreement so that it will comply with the requirements of Section 409A, the Corporation does not represent or warrant that this Agreement will comply with Section 409A or any other provision of federal, state, local or foreign law.  Neither the Corporation nor its directors, officers, employees or advisers shall be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation or benefits paid under this Agreement, and the Corporation shall have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A or otherwise or to make any “gross up” payments in respect thereof.

Notwithstanding any provision of this Agreement to the contrary, any compensation or benefit payable hereunder that constitutes a deferral of compensation under Section 409A shall be subject to the following:

(a) The parties agree that if any compensation or benefit payable hereunder may be subject to the requirements of Section 409A, the Corporation may adopt such amendments to this Agreement or take any other actions which are intended, with respect to such compensation or benefit, to either (a) comply with the applicable requirements of Section 409A or (b) satisfy an applicable exception thereto.

(b) If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall be provided to the Executive on the earlier to occur of (1) the date that is six months and one day from the date of the Executive’s “separation from service” with the Corporation or (2) the Executive’s death.  Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to the Executive, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein.  The

Exhibit 10 (e)

determination of whether the Executive is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his separation from service shall be made by the Corporation in accordance with the terms of Section 409A.

(c) Each separately identified amount and each installment payment, to which the Executive is entitled to payment shall be deemed to be a separate payment for purposes of Section 409A.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to payment or reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated by any lifetime and other annual limits provided under the Corporation’s health plans and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(e) The payment of any compensation or benefit that is subject to the requirements of Section 409A may not be accelerated except to the extent permitted by Section 409A.

Exhibit 10 (e)

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the 13th day of March, 2020.

Computer Task Group, Incorporated

By: /s/ Filip J.L. Gydé

Name: Filip J.L. Gydé

Title: Chief Executive Officer

Executive

/s/ John M. Laubacker_____________

Name: John M. Laubacker

Exhibit 10 (e)

EXHIBIT 3(b)

Exhibit 10 (e)

EXHIBIT 9(a)

RELEASE OF CLAIMS

1.Parties.

The parties to Release of Claims (hereinafter "Release") are John M. Laubacker and Computer Task Group, Incorporated, a New York corporation, as hereinafter defined.

1.1Executive and Releasing Parties.

For the purposes of this Release, "Executive" means John M. Laubacker, and "Releasing Parties" means Executive and his attorneys, heirs, legatees, personal representatives, executors, administrators, assigns, and spouse.

1.2The Company and the Released Parties.

For the purposes of this Release, the "Company" means Computer Task Group, Incorporated, a New York corporation, and "Released Parties" means the Company and its predecessors and successors, affiliates, and, in such capacity, all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.

2.Background And Purpose.

Executive was employed by the Company.  Executive's employment is ending effective __________ under the conditions described in Section 7 of the Employment Agreement ("Agreement") by and between Executive and the Company dated [___, 2020].

The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims the Releasing Parties may have against the Released Parties, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive's employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive's employment, reemployment, or application for reemployment (in each case except as set forth below).

3.Release.

In consideration for the payments and benefits set forth in Section 3 of the Agreement and other promises by the Company all of which constitute good and sufficient consideration, Executive, for and on behalf of the Releasing Parties, waives, acquits and forever discharges the Released Parties from any obligations the Released Parties have and all claims the Releasing Parties may

Exhibit 10 (e)

have as of the Effective Date (as defined in Section 4 below) of this Release, including but not limited to, obligations and/or claims arising from the Agreement (other than any claim Executive may have against the Company after the date hereof with respect to nonperformance of the payment obligations of the Company set forth in Section 3 of the Agreement) or any other document or oral agreement relating to employment, compensation, benefits, severance or post-employment issues.  Executive, for and on behalf of the Releasing Parties, hereby releases the Released Parties from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past failure or refusal to employ Executive by the Company, or any other past claim that relates in any way to Executive's employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against the Company for enforcement of the Agreement.  The matters released include, but are not limited to, any claims under federal, state or local laws, including the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), any common law tort, contract or statutory claims, and any claims for attorneys’ fees and costs.  Further, Executive, for and on behalf of the Releasing Parties, waives and releases the Released Parties from any claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding.  Executive is not relying upon any representations by the Company's legal counsel in deciding to enter into this Release.  Executive understands and agrees that by signing this Release, Executive, for and on behalf of the Releasing Parties, is giving up the right to pursue any legal claims that Executive or the Releasing Parties may have against the Released Parties with respect to the claims released hereby.  Provided, nothing in this provision of this Release shall be construed to prohibit Executive from challenging the validity of the ADEA release in this Section of the Release or from filing a charge or complaint with the Equal Employment Opportunity Commission or any state agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state agency.  However, the Released Parties will assert all such claims have been released in a final binding settlement.

Executive understands and agrees that this Release extinguishes all released claims, whether known or unknown, foreseen or unforeseen.  Executive expressly waives any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute.  California Civil Code Section 1542 provides as follows:

" A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party."

Executive fully understands that, if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the

Exhibit 10 (e)

facts now believed by Executive to be true, Executive expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in the facts.

3.1IMPORTANT INFORMATION REGARDING ADEA RELEASE.

Executive understands and agrees that:

(a)	this Release is worded in an understandable way;
(b)	claims under ADEA that may arise after the date of this Release are not waived;
(c)	the rights and claims waived in this Release are in exchange for additional consideration over and above any consideration to which Executive was already undisputedly entitled;
(d)	Executive has been advised to consult with an attorney prior to executing this Release and has had sufficient time and opportunity to do so;
(e)

Executive has been given a period of time of 21 days (or, if required by applicable law, 45 days) (the “Statutory Period”), if desired, to consider this Release and understands that Executive may revoke his waiver and release of any ADEA claims covered by this Release within seven (7) days from the date Executive executes this Release.  Notice of revocation must be in writing and received by Computer Task Group, Incorporated, 800 Delaware Avenue, Buffalo, New York 14209, Attention: General Counsel within seven (7) days after Executive signs this Release; and

(f)	any changes made to this Release, whether material or immaterial, will not restart the running of the Statutory Period.

3.2Reservations Of Rights.

This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers' compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), directors’ and officers’ insurance or the 401(k) plan maintained by the Company.

3.3No Admission Of Liability.

It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or the Company or the Released Parties, by whom liability has been and is expressly denied.

Exhibit 10 (e)

4.Effective Date.

The "Effective Date" of this Release shall be the eighth calendar day after it is signed by Executive.

5.Confidentiality, Proprietary, Trade Secret And Related Information.

Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about the Company, its products, customers and suppliers, and covenants not to breach that duty.  Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of any offer letter, employment agreement, confidentially agreement, or any other agreement between Executive and the Company and any section(s) therein.  Should Executive, Executive's attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company, Executive shall promptly notify the Company of such request in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

6.Scope Of Release.

The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; the Company's parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each party’s insurers, transferees, grantees, legatees, agents, personal representatives and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and Effective Date of this Release.

7.Entire Release.

This Release and the Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in Sections 3 and 5 of this Release, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral.  Executive and the Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and the Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

8.Severability.

Every provision of this Release is intended to be severable.  In the event any term or provision of this Release is declared to be illegal or invalid for any

Exhibit 10 (e)

reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

9.References.

The Company agrees to follow the applicable policy(ies) of the Company regarding the release of employment reference information to potential employers.

10.Parties May Enforce Release.

Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

11.Governing Law.

This Release shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflicts of laws provisions.

John M. Laubacker	Dated:

STATE OF)
)ss.
County of __________)

Personally appeared the above named John M. Laubacker and acknowledged the foregoing instrument to be his voluntary act and deed.

Before me:	NOTARY PUBLIC – My commission expires: _______________

Exhibit 10 (e)

COMPUTER TASK GROUP, INCORPORATED By: Its: On Behalf of Computer Task Group, Incorporated	Dated: